
    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1997
                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ESS TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
                  CALIFORNIA                                     94-2928582
           (STATE OF INCORPORATION)                 (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              48401 FREMONT BLVD.
                           FREMONT, CALIFORNIA 94538
                                 (510) 492-1088
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JOHN H. BARNET
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                              ESS TECHNOLOGY, INC.
                              48401 FREMONT BLVD.
                           FREMONT, CALIFORNIA 94538
                                 (510) 492-1088
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:
                                  TAE HEA NAHM
                               VENTURE LAW GROUP
                           A PROFESSIONAL CORPORATION
                              2800 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 854-4488

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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
                                  AMOUNT       PROPOSED MAXIMUM  PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF          TO BE        OFFERING PRICE       AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED       PER SHARE(1)    OFFERING PRICE(1) REGISTRATION FEE
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Common Stock, no par
value.......................  145,653 shares       $34.0625         $4,961,305          $1,711
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(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's
    Common Stock as reported on The Nasdaq National Market on February 4, 1997 in accordance with Rule 457 under the Securities Act of 1933.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                             SUBJECT TO COMPLETION

                                 145,653 SHARES

                              ESS TECHNOLOGY, INC.
                                  COMMON STOCK
                            ------------------------

     This Prospectus covers 145,653 shares of Common Stock, no par value (the "Common Stock" or the "Shares"), of ESS Technology, Inc., a California corporation ("ESS" or the "Company"), which may be offered from time to time by one or all of the selling shareholders named herein (the "Selling
Shareholders"). The Company will receive no part of the proceeds of such sales.

     The Shares were issued to the Selling Shareholders in connection with the acquisition of VideoCore Technology, Inc., a California corporation ("VideoCore"), by the Company on January 3, 1996 (the "Acquisition"). For additional information concerning the Acquisition, see "Issuance of Common Stock to Selling Shareholders." The Selling Shareholders intend to sell the shares offered hereby from time to time in the over-the-counter market at prices prevailing therein, in regular brokerage transactions, in transactions directly with market makers or individually negotiated transactions at such prices as may be agreed upon, or in combination of such methods of sale, during a fourteen-day period immediately following the effective date of this Prospectus. The Company will bear all expenses with respect to the offering of the Common Stock, (estimated to be approximately $20,899 except any underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for the Selling Shareholders. To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution." Each Selling Shareholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof.

     The Company's Common Stock is traded on The Nasdaq National Market under the symbol ESST. The last reported sales price of the Common Stock on The Nasdaq National Market on February 4, 1997 was $34.2158 per share.
                            ------------------------

                    SEE "RISK FACTORS," BEGINNING ON PAGE 5,
      FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

     The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" (within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution" for information relating to indemnification of the Selling Shareholders.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
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                                                            UNDERWRITING
                                                           DISCOUNTS AND             PROCEEDS TO
                                   PRICE TO PUBLIC           COMMISSION          SELLING STOCKHOLDERS
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Per Share......................
Total..........................     See Text Above         See Text Above           See Text Above
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                THE DATE OF THIS PROSPECTUS IS FEBRUARY 7, 1997

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The Company is also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System (EDGAR). The Common Stock of the Company is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

          (3) The Company's Current Reports on Form 8-K dated January 17, 1996 as amended March 16, 1996 (Form 8-K/A); and

          (4) The description of the Company's capital stock contained in its Registration Statement on Form 8-A as filed with the Commission on October 5, 1995 including any amendment thereto or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein, to the extent required, and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Stock Administrator, ESS Technology, Inc., 48401 Fremont Blvd., Fremont, California 94538 or by telephone at (510) 492-1088.

                                  THE COMPANY

     ESS Technology, Inc. ("ESS" or the "Company"), a California corporation, designs, markets and supports highly integrated mixed signal semiconductor and software solutions for multimedia applications in the personal computer ("PC") and consumer marketplaces. The Company offers comprehensive solutions for audio, video, and fax/modem applications. ESS has established itself as a leading supplier of mixed signal PC audio solutions that integrate all essential audio components on a single chip. During 1996, ESS introduced a family of integrated circuits that incorporate advanced compression technology for digital video products and began marketing a line of highly integrated V.34bis modem solutions.

     ESS leverages a leadership position in PC audio, video and fax/modem technology, a diverse customer base, recognized quality, and dependable on-time delivery to provide high quality, cost effective, and highly integrated multimedia solutions for the personal computer and consumer markets. The Company has three major families of products: the AudioDrive family addressing its PC digital audio device market; the VideoDrive family targeting MPEG1 and MPEG2 decompression-based consumer products, such as Video Compact Disk ("VCD") player and Digital Video Disk ("DVD") player and set-top box, and the TeleDrive family focusing on the integrated audio-fax/modem applications, including full duplex speakerphone, digital simultaneous voice and data ("DVSD") and videoconferencing.

     ESS was incorporated in 1984 under the laws of California. The Company's principal executive offices are located at 48401 Fremont Blvd., Fremont, California 94538 and its telephone number is (510) 492-1088. As used in this Prospectus, the "Company" and "ESS" refer to ESS Technology, Inc., a California corporation, and its wholly-owned subsidiaries.

                                  RISK FACTORS

     This Prospectus (including the documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company's expectations, beliefs, intentions or future strategies. All forward looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and in the documents incorporated by reference herein. In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein or incorporated herein by reference.

     Potential Fluctuations in Operating Results. The Company's operating results are subject to quarterly and other fluctuations due to a variety of factors, including the gain or loss of significant customers, increased competitive pressures, changes in pricing policies by the Company, its competitors or its suppliers, including decreases in unit average selling price ("ASPs") of the Company's products, the timing of new product announcements and introductions by the Company or its competitors and market acceptance of new or enhanced versions of the Company's and its customers' products. Other factors include the availability of foundry capacity, fluctuations in manufacturing yields, availability and cost of raw materials, changes in the mix of products sold, the cyclical nature of both the semiconductor industry and the market for PCs, seasonal customer demand, the timing of significant orders and significant increases in expenses associated with the expansion of operations. The Company's operating results could also be adversely affected by economic conditions generally in various geographic areas where the Company or its customers do business, or order cancellations or rescheduling. These factors are difficult to forecast, and these or other factors could materially affect the Company's quarterly or annual operating results. There can be no assurance as to the level of sales or earnings that may be attained by the Company in any given period in the future.

     Competition; Pricing Pressures. The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, price declines and rapid product obsolescence. The Company currently competes with add-in card suppliers and semiconductor manufacturers. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with products that may be less costly or provide higher levels of integration, higher performance or additional features. The Company is unable to predict the timing and nature of any such competitive product offerings. The announcement and commercial shipment of competitive products could adversely affect sales of the Company's products and may result in increased price competition that would adversely affect the ASPs and margins of the Company's products. In general, product prices in the semiconductor industry have decreased over the life of a particular product. The markets for most of the applications for the Company's products, particularly the PC market, are characterized by intense price competition. The willingness of prospective customers to design the Company's products into their products depends to a significant extent upon the ability of the Company to sell its products at a price that is cost-effective for such customers. As the markets for the Company's products mature and competition increases, the Company anticipates that prices for its products will continue to decline. If the Company is unable to reduce its costs sufficiently to offset declines in product prices or is unable to introduce more advanced products with higher product prices, the Company's business, financial condition and results of operations would be materially adversely affected.

     The Company's existing and potential competitors consist principally of large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, greater intellectual property rights, broader product lines and longer-standing relationships with customers than the Company. The Company's competitors also include a number of smaller and emerging companies. The Company's principal audio competitors include Cirrus Logic, Creative Technology, OPTi and Yamaha. The Company's principal video competitors include C-Cube, Hyundai, LSI Logic and SGS Thompson. The Company's principal fax/modem competitors are Cirrus Logic, Lucent, Rockwell and Texas Instruments. Certain of the Company's current and potential competitors maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technical advantages. The Company believes that its ability to compete successfully depends on a number of factors, both within and outside of its control, including the price, quality and performance of the Company's and its competitors' products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new multimedia standards, the development of technical innovations, the ability to obtain adequate foundry capacity and sources of raw materials, the efficiency of production, the rate at which the Company's customers design the Company's products into their products, the number and nature of the Company's competitors in a given market, the assertion of intellectual property rights and general market and economic conditions. There can be no assurance that the Company will be able to compete successfully in the future.

     Each successive generation of microprocessors has provided increased performance, which could in the future result in a microprocessor capable of performing audio functions. In this regard, Intel Corporation has developed Native Signal Processing ("NSP") capability and an extended multimedia system architecture ("MMX") for use in conjunction with its Pentium microprocessor, and is promoting the processing power of the Pentium for data and signal intensive functions such as graphics acceleration and other multimedia functions. There can be no assurance that the increased capabilities of microprocessors will not adversely affect demand for the Company's products.

     Dependence on Single Product Line and PC Industry. In 1995 and 1996, sales of PC audio semiconductors accounted for approximately 98% and 92%, respectively, of the Company's net revenues, and the Company expects that sales of audio semiconductors will continue to account for a majority of its net revenues for the foreseeable future. Any reduction in demand for the Company's audio semiconductors, whether because of a reduction in demand for PCs in general or PC audio, increased competition or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is currently engaged in the development and introduction of new PC audio products as well as new multimedia products for the PC and consumer markets that provide capabilities such as video and fax/modem/voice applications. There can be no assurance that the Company will be able to identify market trends or new product opportunities, develop and market new products, achieve design wins or respond effectively to new technological changes or product announcements by others. A failure in any of these areas would have a material adverse effect on the Company's business, financial condition and results of operations.

     Most of the Company's products are sold for incorporation into multimedia desktop and notebook computers. ESS audio semiconductors are incorporated into motherboards by multimedia PC original equipment manufacturers ("OEMs") or in add-in sound cards. Therefore, the Company is heavily dependent on the continued growth of the markets for multimedia desktop and notebook computers and multimedia applications utilizing high quality audio. There can be no assurance that these markets will be able to sustain continued growth. A decline in demand in the PC industry could result in a corresponding decline in demand for the Company's products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     Importance of New Products and Technological Change. The markets for the Company's products are characterized by evolving industry standards, rapid technological change and product obsolescence. The Company's success is highly dependent upon the successful development and timely introduction of new products at competitive price and performance levels. The success of new products depends on a number of factors, including timely completion of product development, market acceptance of the Company's and its customers' new products, securing sufficient foundry capacity for volume manufacturing of wafers, achievement of acceptable wafer fabrication yields by the Company's independent foundries and the Company's ability to offer new products at competitive prices. In order to succeed in having the Company's products incorporated into new products being designed by desktop and notebook computer manufacturers, the Company must anticipate market trends and performance and functionality requirements of such manufacturers and must successfully develop and manufacture products that meet these requirements. In addition, the Company must meet the timing and price requirements of such manufacturers and must make such products available in sufficient quantities. Accordingly, in selling to OEMs, the Company can often incur significant expenditures prior to volume sales of new products, if any. In order to help accomplish these goals, the Company has in the past and will continue to consider in the future the acquisition of other companies or the products and technologies of other companies. Such acquisitions carry additional risks such as a lack of integration with existing products and corporate culture, the potential for large write-offs and the diversion of management attention. The Company is currently engaged in the development of new PC audio products as well as new multimedia products that provide fax/modem capabilities and graphics and video applications. There can be no assurance that the Company will be able to identify market trends or new product opportunities, develop and market new products, achieve design wins or respond effectively to new technological changes or product announcements by others. A failure in any of these areas would have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on TSMC and Other Third Parties. The Company relies on independent foundries to manufacture all of its products. A substantial majority of the Company's products are currently manufactured by Taiwan Semiconductor Manufacturing Company, Ltd. ("TSMC"), which has manufactured certain of the Company's products since 1989. The Company also has foundry arrangements with Sharp Corporation ("Sharp"), IC Works, Inc. ("ICW"), and United Microelectronics Corporation ("UMC"), which have been manufacturing certain of the Company's products since 1986, 1991 and 1995, respectively. TSMC, in particular, provides the Company with access to advanced process technology necessary for the manufacture of the Company's products. These foundries fabricate products for other companies and, with the exception of TSMC, manufacture products of their own design. In November 1995, the Company entered into long-term agreements with TSMC and UMC in which the Company has secured access to additional capacity and to leading edge technology. In addition, the Company is obligated to pay approximately $16 million over the next six months to TSMC in exchange for certain wafer capacity commitments and will invest approximately $20 million in 2 installments over the next six months in exchange for an equity ownership in a joint venture with UMC to build a new foundry and for certain wafer capacity commitments. If the Company is not able to use, assign, or sell the additional wafer quantities, a portion of the deposits may be forfeited.

     While the Company has entered into long-term agreements with two of its foundries, the Company's reliance on these and other independent foundries involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruption in access to, certain process technologies and reduced control over delivery schedules, manufacturing yields and costs, and the international risks more fully described below. The Company expects to rely upon TSMC and UMC to manufacture a substantial majority of the Company's products for the foreseeable future. In the event that TSMC and UMC are unable to continue to manufacture the Company's key products in required volumes, the Company will have to identify and secure additional foundry capacity. In such an event, the Company may be unable to identify or secure additional foundry capacity from another manufacturer, particularly at the levels that the Company currently expects TSMC and UMC to provide. Even if such capacity is available from another manufacturer, the qualification process could take six months or longer. The loss of any of its foundries as a supplier, the inability of the Company to acquire additional capacity at its current suppliers or qualify other wafer manufacturers for additional foundry capacity should additional capacity be necessary, or any other circumstances causing a significant interruption in the supply of semiconductors to the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

     To address potential foundry capacity constraints in the future, ESS will continue to consider and may be required to enter into additional arrangements, including equity investments in or loans to independent wafer manufacturers in exchange for guaranteed production capacity, joint ventures to own and operate foundries, or "take or pay" contracts that commit the Company to purchase specified quantities of wafers over extended periods. Any such arrangements could require the Company to commit substantial capital and grant licenses to its technology. The need to commit substantial capital may require the Company to obtain additional debt or equity financing, which could result in dilution to the Company's shareholders. There can be no assurance that such additional financing, if required, will be available when needed or, if available, will be obtained on terms acceptable to the Company.

     All of the Company's semiconductor products are assembled and tested by third-party vendors, primarily Amkor ANAM in Korea, Advanced Semiconductor Engineering in Taiwan, Astra Microtronics in Indonesia and OSE in Taiwan. The Company has internally designed and developed its own test software and certain test equipment, which is provided to the Company's test vendors. Shortages of raw materials or disruptions in the provision of services by the Company's assembly vendors could lead to supply constraints or delays in the delivery of the Company's products. Such constraints or delays might result in the loss of customers, limitations or reductions in the Company's revenues or other material adverse effects on the Company's business, financial condition and results of operations. The Company's reliance on third-party assembly and testing vendors involves a number of other risks, including reduced control over delivery schedules, quality assurance and costs. The inability of such third parties to deliver products of acceptable quality and in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations.

     Customer Concentration. A limited number of customers have accounted for a substantial portion of the Company's net revenues. In 1994, 1995 and 1996, sales to the Company's top five customers, including sales to the Company's international distributor, accounted for approximately 51%, 48% and 40% respectively, of the Company's net revenues. In 1994, two customers, Compaq and Western Publishing, accounted for approximately 20% and 14%, respectively, of the Company's net revenues. In 1995, Compaq and Universe Electron Corporation, the Company's Japanese distributor, each accounted for approximately 17% of the Company's net revenues. The decline in the percentage of sales attributable to Western Publishing reflects the Company's shift in product mix from toy and other consumer products to PC audio products. In 1996, Compaq and Universe Electron Corporation each accounted for approximately 12% and 13%, respectively, of the Company's net revenues. Sales to the distributor are generally subject to agreements allowing limited rights of return and price protection with respect to unsold products. While the Company has not experienced returns and allowances in excess of the Company's reserves, returns and allowances in excess of reserves could have a material adverse impact on the Company's business, financial condition and results of operation. The Company expects that sales to a limited number of customers will continue to account for a substantial portion of its net revenues for the foreseeable future. The Company has experienced changes from year to year in the composition of its major customer base and believes this pattern may continue. For example, Compaq has only been a significant customer of the Company since 1994. The Company does not have long-term purchase agreements with any of its customers. The reduction, delay or cancellation of orders from one or more major customers for any reason or the loss of one or more of such major customers could materially and adversely affect the Company's business, financial condition and results of operations. In addition, since the Company's products are often sole sourced to its customers, the Company's operating results could be materially and adversely affected if one or more of its major customers were to develop other sources of supply. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will not be canceled or will continue at the levels of previous periods or that the Company will be able to obtain orders from new customers. The Company currently places noncancelable orders to purchase its products from independent foundries on an approximately three month rolling basis, while its customers generally place purchase orders with the Company less than four weeks prior to delivery that may be canceled without significant penalty. Consequently, if anticipated sales and shipments in any quarter are canceled or do not occur as quickly as expected, expense and inventory levels could be disproportionately high and the Company's business, financial condition and results of operations could be materially adversely affected.

     Management of Growth. The Company has recently experienced significant growth in revenues and the addition of multiple product lines that require additional management systems and processes. The Company has hired several new executive officers since the beginning of 1996, including its Chief Financial Officer, President and Chief Operating Officer and Vice President of Marketing. To manage its future operations and growth effectively, the Company will need to continue to improve its operational, financial and management information systems, implement additional systems and controls, and hire, train, motivate, manage and retain its employees. There can be no assurance that the Company will be able to manage such growth effectively, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     International Operations. During 1994, 1995 and 1996, international sales, accounted for approximately 72%, 73% and 92% of the Company's net revenues, respectively. Substantially all of the Company's international sales were to customers in Taiwan, Japan, Hong Kong and Singapore. The Company expects that international sales will continue to represent a significant portion of its net revenues for the foreseeable future. In addition, substantially all of the Company's products are manufactured, assembled and tested by independent third parties in Asia. Due to its reliance on international sales and foreign third-party manufacturing, assembly and testing operations, the Company is subject to the risks of conducting business outside of the United States. These risks include unexpected changes in, or impositions of legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. The Company is also subject to general geopolitical risks in connection with its international trade relationships. Although the Company has not to date experienced any material adverse effect on its business, financial condition or results of operations as a result of such regulatory, geopolitical and other factors, there can be no assurance that such factors will not have a material adverse effect on the Company's business, financial condition and results of operations in the future or require the Company to modify its current business practices.

     In addition, the laws of certain foreign countries in which the Company's products are or may be manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. Currently, all of the Company's product sales and all of its arrangements with foundries and assembly and test vendors, other than its foundry arrangement with Sharp Corporation, provide for pricing and payment in U.S. dollars. To date, although the effect of currency fluctuations have been insignificant, there can be no assurance that fluctuations in currency exchange rates will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to date the Company has not engaged in any currency hedging activities, although the Company may do so in the future. Further, there can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition and results of operations or require the Company to modify its current business practices.

     Semiconductor Industry. The semiconductor industry has historically been characterized by rapid technological change, cyclical market patterns, significant price erosion, periods of over-capacity and production shortages, variations in manufacturing costs and yields and significant expenditures for capital equipment and product development. In addition, the industry has experienced significant economic downturns at various times, characterized by diminished product demand and accelerated erosion of product prices. The Company may experience substantial period-to-period fluctuations in operating results due to general semiconductor industry conditions.

     Patents and Proprietary Rights. The Company relies on a combination of patents, trademarks, copyrights, trade secret laws and confidentiality procedures to protect its intellectual property rights. As of December 31, 1996, the Company had 10 patents granted in the United States, which expire over time, commencing in 1997 and ending in 2011, and 9 corresponding foreign patents. In addition, the Company intends to seek further United States and international patents on its technology. There can be no assurance that patents will be issued from any of the Company's pending applications or applications in preparation or that any claims allowed from pending applications or applications in preparation will be of sufficient scope or strength, or be issued in all countries where the Company's products can be sold, to provide meaningful protection or any commercial advantage to the Company. Also, competitors of the Company may be able to design around the Company's patents. The laws of certain foreign countries in which the Company's products are or may be manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. Although the Company is not aware of the development, distribution or sales of any illegal copies of the Company's hardware or software, any infringements of its patents, copyrights or trademarks, or any violation of its trade secrets, confidentiality procedures or licensing agreements to date, there can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. There is no pending intellectual property litigation against the Company. However, the Company or its foundries may from time to time receive notice of claims that the Company has infringed patents or other intellectual property rights owned by others. The Company may seek licenses under such patents or other intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend the manufacture of products or the use by the Company's foundries of processes requiring the technology. Furthermore, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation by or against the Company could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses for the infringing technology. There can be no assurance that the Company would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. Although patent disputes in the semiconductor industry have often been settled through cross-licensing arrangements, there can be no assurance that, in the event that any third party makes a successful claim against the Company or its customers, a cross-licensing arrangement could be reached. If a license is not made available to the Company on commercially reasonable terms, the Company's business, financial condition and results of operations could be materially adversely affected.

     The Company licenses certain of the technology utilized by the Company in its products, and expects to continue to do so in the future. The Company has no current plans to grant licenses with respect to its products or technology; however, it may become necessary for the Company to enter into product licenses in the future in order, among other things, to secure foundry capacity. Although the Company has in the past granted licenses to certain of its technology, some of which have expired, such licenses have been limited and the Company has not derived material revenues from such licenses in recent periods.

     Dependence on Key Personnel. The Company's success depends to a significant degree upon the continued contributions of Fred S.L. Chan, the Company's Chief Executive Officer and Chairman of the Board of Directors. As of January 31, 1997, Mr. Chan, together with his spouse, Annie M.H. Chan, a director of the Company and certain trusts for the benefit of the Chan's children and certain charities beneficially own, in the aggregate, approximately 41% of the Company's Common Stock. The future success of the Company depends on its ability to continue to attract, retain and motivate qualified senior management, sales and technical personnel, particularly highly skilled semiconductor design personnel and software engineers, for whom competition is intense. Recently, the Company has hired a number of key executives and management personnel. The loss of Mr. Chan, other key executive officers, key design personnel or software engineers or the inability to hire and retain sufficient qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to retain these employees. The Company currently does not maintain any key man life insurance on the life of any of its key employees.

     Control by Existing Shareholders. As of January 31, 1997, Fred S.L. Chan, the Company's Chief Executive Officer and Chairman of the Board of Directors, together with his spouse, Annie M. H. Chan, a director of the Company, and certain other shareholders related to Mr. and Mrs. Chan owned, in the aggregate, 41% of the Company's outstanding Common Stock. As a result, these shareholders, acting together, possess significant voting power over the Company, giving them the ability among other things to influence significantly the election of the Company's Board of Directors and the approval of significant corporate transactions. Such control could delay, defer or prevent a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company.

     Shares Eligible for Future Sale. As of January 31, 1997, the Company had approximately 38,307,036 shares of Common Stock outstanding. Of such shares, 22,406,639 shares are freely tradable and the remaining 15,900,397 shares are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act") and are eligible for sale in the public market, subject to certain volume and resale restrictions pursuant to Rule 144.

     Possible Volatility of Stock Price. The price of the Company's Common Stock has in the past and may continue in the future to fluctuate widely. Future announcements concerning the Company, its competitors or its principal customers, including quarterly operating results, changes in earnings estimates by analysts, technological innovations, new product introductions, governmental regulations or litigation may cause the market price of the Common Stock to continue to fluctuate substantially. Further, in recent years the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations, may materially adversely affect the market price of the Common Stock.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of January 31, 1997 by each Selling Shareholder. Chi Shin Wang has been Chief Technical Officer of the Company since 1995. Jan Fandrianto has been Vice President of the Company's VideoCore subsidiary since January 1996 and was formerly president of VideoCore Technology, Inc. ("VideoCore"), which the Company acquired in January 1996. Chorng-Yeong Chu is currently employed by the Company.

                                   SHARES BENEFICIALLY OWNED                SHARES BENEFICIALLY OWNED
                                     PRIOR TO THE OFFERING                   AFTER TO THE OFFERING(1)
                                   --------------------------     SHARES    --------------------------
      SELLING SHAREHOLDERS         SHARES          PERCENT(2)     OFFERED   SHARES          PERCENT(2)
---------------------------------  -------         ----------     -------   -------         ----------
Jan Fandrianto(3)................  204,825               *         54,308   150,517           *
Chi-Shin Wang(4).................  189,700               *         41,175   148,525           *
Chorng-Yeong Chu(5)..............   37,750               *          8,575    29,175           *
Massfund Investments, Ltd........   24,850               *         24,850        --           --
Additional Selling Shareholders
  (8 persons), each holding less
  than 0.1% of the Common Stock
  outstanding prior to the
  Offering(6)....................   73,525               *         16,745    56,780           *
          Total..................  530,650             1.4        145,653   384,997           *

---------------
 *  Less than one percent of the Company's outstanding Common Stock.

(1) Assumes that each Selling Shareholder will sell all of the Shares set forth above under "Shares Offered." There can be no assurance that the Selling Shareholders will sell all or any of the Shares offered hereunder.

(2) Based on 38,307,036 shares outstanding at January 31, 1997.

(3) Includes 13,728 shares held by Jan Fandrianto as Custodian for each of Alex Fandrianto, Andrew Fandrianto and Anthony Fandrianto (a total of 41,184 shares) and 4,004 shares to be sold by Jan Fandrianto as custodian for each of Alex Fandrianto, Andrew Fandrianto and Anthony Fandrianto (a total of 12,012 shares). Includes 18,625 shares issuable upon exercise of options exercisable within 60 days of January 31, 1997.

(4) Includes 25,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 1997.

(5) Includes 3,450 shares issuable upon exercise of options exercisable within 60 days of January 31, 1997.

(6) Includes 6,825 shares issuable upon exercise of options exercisable within 60 days of January 31, 1997.

                ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDERS

     On January 3, 1996, the Company acquired VideoCore pursuant to an Agreement and Plan of Reorganization dated December 12, 1995 (the "Reorganization Agreement") among the Company, VideoCore and a wholly owned subsidiary of the Company (the "Sub"). Pursuant to the Reorganization Agreement, the Sub merged with and into VideoCore, certain shares of VideoCore capital stock were purchased by the Company for cash, and all remaining outstanding shares of VideoCore capital stock and options to purchase VideoCore capital stock were converted into shares of the Company's Common Stock (the "Merger Shares") and options to purchase the Company's Common Stock, respectively. A total of 524,650 Merger Shares were issued pursuant to the terms of the Reorganization Agreement. Under the terms of the Reorganization Agreement, the holders of the Merger Shares are entitled to requests that the Company file a Registration Statement on Form S-3 covering the Merger Shares. Such request was made January 15, 1997 and this Prospectus covers an aggregate of 145,653 Merger Shares for which such request was made.

                              PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby: (i) on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or
(ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Shareholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities arising under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-thecounter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Shareholders that the anti-manipulation Rules 10b-6 and 10b-7 under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. The Selling Shareholders have advised the Company that during such time as the Selling Shareholders may be engaged in the attempt to sell shares registered hereunder, they will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person; (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act; and (iv) not effect any sale or distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

     The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of the sale of all of the shares of Common Stock offered hereunder or fourteen (14) days from the date of this Prospectus. No sales may be made pursuant to this Prospectus after such data unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the Selling Shareholders will sell all or any of the shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Price Waterhouse LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of VideoCore for the year ended June 30, 1995 appearing in the Company's Current Report on Form 8-K dated January 17, 1996, as amended March 15, 1996, have been audited by Price Waterhouse LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

        SEC registration fee...............................................  $ 1,711
        Legal fees and expenses............................................   10,000
        Accounting fees and expenses.......................................    7,000
        Miscellaneous expenses.............................................    2,188
                                                                             -------
                  Total....................................................  $20,899
                                                                             =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California Corporations Code allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article III of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

     In addition, the Registrant carries director and officer liability insurance in the amount of $10 million.

     In connection with this offering, the Selling Shareholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Shareholders and contained herein.

ITEM 16.  EXHIBITS.

     Exhibits.

 2.1(1)  Agreement and Plan of Reorganization dated December 12, 1995 among Registrant, ESS
         Acquisition Corporation and VideoCore Technology, Inc.
 2.2(1)  Agreement of Merger dated as of January 3, 1996 among Registrant, ESS Acquisition
         Corporation and VideoCore Technology, Inc. as filed with the California Secretary of
         State on January 3, 1996.
 4.1(2)  Declaration of Registration Rights, Exhibit G to the Agreement and Plan of
         Reorganization dated December 12, 1995 among Registrant, ESS Acquisition Corporation and VideoCore Technology, Inc.
 5.1     Opinion of Venture Law Group, A Professional Corporation
23.1     Consent of Price Waterhouse LLP, Independent Auditors
24.1     Power of Attorney (see page II-3)

---------------
(1) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Form 8-K, filed on January 17, 1996.

(2) Incorporated by reference to Exhibit G of Exhibit 2.1 filed with the Registrant's Form 8-K, filed on January 17, 1996.

    ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, ESS Technology, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on February 6, 1997.

                                          ESS TECHNOLOGY, INC.

                                          By: /s/       JOHN H. BARNET

                                          --------------------------------------
                                                        John H. Barnet
                                            Vice President, Finance and Chief
                                                    Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Fred S.L. Chan and John H. Barnet, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                TITLE                           DATE
------------------------------  -------------------------------------------- -----------------

/s/ FRED S.L. CHAN              Chief Executive Officer and Chairman of the  February 6, 1997
------------------------------    Board of Directors (Principal Executive
Fred S.L. Chan                    Officer)

/s/ HERBERT J. MARTIN           President and Chief Operating Officer and    February 6, 1997
                                  Director
------------------------------
Herbert J. Martin

/s/ JOHN H. BARNET              Vice President, Finance and Chief Financial  February 6, 1997
------------------------------    Officer (Principal Financial Officer and
John H. Barnet                    Principal Accounting Officer)

/s/ ANNIE M.H. CHAN             Director                                     February 6, 1997
------------------------------
Annie M.H. Chan

/s/ MICHAEL A. AYMAR            Director                                     February 6, 1997
------------------------------
Michael A. Aymar

/s/ ILBOK LEE                   Director                                     February 6, 1997
------------------------------
Ilbok Lee

/s/ PETER T. MOK                Director                                     February 6, 1997
------------------------------
Peter T. Mok

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                         DESCRIPTION
-------    ------------------------------------------------------------------------------------
   5.1     Opinion of Venture Law Group, A Professional Corporation
  23.1     Consent of Price Waterhouse LLP, Independent Auditors
  24.1     Power of Attorney (see page II-3)